Exhibit 99.1

May 22, 2024

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your May 22, 2024, dividend of $0.16 per common share. Based on the March 29, 2024 market close price of $15.38, the $0.16 first quarter dividend is equivalent to an annualized yield of 4.16% and a dividend payout ratio of 42.11%

For the first quarter 2024, we had net income of $6.4 million. The quarter proved to be challenging as the rising costs of our interest-bearing liabilities continued to affect our net interest margin, and we increased our allowance for loan losses as our modeling required higher reserves based on our individually analyzed loan and lease portfolio and loan growth.

Deposit pricing remains extremely competitive, and we continue to see migration from noninterest-bearing and lower rate checking accounts into higher rate interest-bearing accounts. In addition, loan demand has been strong the last several years, and we have been funding some of this growth with higher cost brokered CD’s and overnight borrowings.

During the quarter, our cost of funding increased by 35 basis points to 2.54% while our yield on earning assets increased by 12 basis points to 5.64%. This resulted in our net interest margin contracting by 22 basis points, to 3.22% for the quarter.

Net interest margin contraction is not atypical in the current banking environment and our margin at 3.22% remains better than the industry norm.

We currently are working on a number of initiatives directed at improving our margin, increasing revenue, and reducing expenses. Many of these initiatives are aimed at reducing our reliance on higher cost wholesale funding to fund our assets. Although we have seen some immediate impact, most of the benefit from these initiatives will occur throughout the year.

During the quarter, net loans and leases grew by $36.4 million or at an annualized rate of 5.2%. Growth was tempered in the first quarter with a diligent focus on rate and margin. Credit quality remains good with delinquencies still at historically low levels. As previously mentioned, we did increase our allowance for credit losses which was related to two isolated credits that were downgraded in the fourth quarter of last year. Our allowance for credit losses to loans is 1.34% on March 31, 2024 compared to 1.30% at December 31, 2023.

Deposit balances for the quarter were relatively flat, decreasing $4.3 million, or less than half of 1%, from December 31, 2023 to March 31, 2024.

For further detail, financial statements for the first quarter 2024 are posted to our corporate website at www.CIVB.com.

I also want to take this opportunity to announce that we have hired Ian Whinnem as Senior Vice President, Chief Financial Officer. Mr. Whinnem comes to us from Huntington Bank and has 25 years of finance and accounting, profitability and bank management experience. His start date is June 3, 2024 and he will report directly to me. His predecessor, Todd Michel, will stay in his current role as Controller and will report to Mr. Whinnem. This is a strategic hire that will build depth and succession for us.

In March, at our Board of Directors meeting, we recognized two of our retiring directors, John 0. Bacon and Alan R. Nickles. I want to acknowledge both of them for their many years of service to our organization. Combined they served on the Board for over 44 years. I want to thank both for their commitment and leadership during this time.

In closing, I want to thank you for being a valued shareholder of Civista and appreciate your continued trust. At Civista, we value relationships, and we seek to make a difference in our communities. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.